COMPANY CONTACT:   Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer      Linda Latman (212) 836-9609
(405) 235-4546                   Lena Cati (212) 836-9611
                    The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RECORD RESULTS
FOR THE 2007 SECOND QUARTER

Oklahoma City, Oklahoma . . . August 7, 2007 . . . LSB Industries, Inc. (AMEX:LXU), today reported results for the second quarter ended June 30, 2007.

Second Quarter 2007 Compared to Second Quarter 2006:

▪	Net sales increased 18% to $156.8 million from $132.4 million;
▪	Operating income rose 75% to $15.2 million from $8.7 million;
▪	Net income rose 111% to $13.2 million from $6.3 million;
▪	After deducting preferred stock dividend requirements of $.2 million, net income applicable to common stock was $13.0 million, compared to $5.7 million;
▪	Diluted income per common share rose to $.58 per share from $.32 per share.

Six Months 2007 Compared to Six Months 2006:

▪	Net sales increased 25% to $304.1 million from $244.2 million;
▪	Operating income rose 99% to $28.7 million from $14.4 million;
▪	Net income rose 160% to $24.0 million from $9.2 million;
▪	After deducting preferred stock dividend requirements, net income applicable to common stock was $18.6 million, compared to $8.1 million;
▪	Diluted income per common share rose to $.87 per share from $.46 per share.

Business Overview

Jack Golsen, LSB’s Chairman & CEO stated, “The current second quarter produced favorable results for sales and even stronger gains in profits. At the same time, we continued to reduce our debt to equity ratio. Our Climate Control business performed extremely well, with a 44% increase in sales, highlighted by a favorable mix as we increased our market position in certain higher margin products. While Chemical sales were only up modestly due in part to excessive rainfall in some of our markets, operating profits rose nearly 65% due to strong margins in the agricultural sector.”

(more)

Conference Call
LSB’s management will host a conference call covering the second quarter results on Wednesday, August 8, 2007 at 11:00 am EDT/10:00 am CDT to discuss these results and recent corporate developments. Participating in the call will be CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 706-679-3079. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 90 days. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.
LSB is a manufacturing, marketing and engineering company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities

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See Accompanying Tables

LSB Industries, Inc.
Unaudited Financial Highlights (Notes)
Six and Three Months Ended June 30, 2007 and 2006
(unaudited)
Six Months	Three Months
2007	2006	2007	2006
(In Thousands, Except Per Share Amounts)
Net sales	$304,141	$244,248	$156,756	$132,391
Cost of sales	237,432	199,274	122,099	107,596
Gross profit	66,709	44,974	34,657	24,795

Selling, general and administrative expense	36,994	29,722	18,693	15,570
Provisions for losses on accounts receivable	621	282	363	82
Other expense	518	691	494	585
Other income	(100)	(148)	(46)	(101)
Operating income	28,676	14,427	15,153	8,659

Interest expense	4,580	5,761	1,992	2,886
Non-operating other income, net	(73)	(497)	(31)	(467)
Income from continuing operations before provision for income taxes and equity in earnings of affiliate	24,169	9,163	13,192	6,240
Provisions for income taxes	532	200	188	150
Equity in earnings of affiliate	(431)	(405)	(216)	(200)
Income from continuing operations	24,068	9,368	13,220	6,290

Net loss from discontinued operations	29	131	-	31
Net income	24,039	9,237	13,220	6,259

Dividend requirements and stock dividend on preferred stock exchanged in March 2007	4,971	497	-	249
Other preferred stock dividend requirements	434	607	217	303
Net income applicable to common stock	$18,634	$8,133	$13,003	$5,707

Weighted average common shares:
Basic	18,615	13,769	19,713	13,776

Diluted	21,950	20,914	22,923	20,988

Income (loss) per common share:
Basic:
Income from continuing operations	$1.00	$.60	$.66	$.41
Net loss from discontinued operations	-	(.01)	-	-
Net income	$1.00	$.59	$.66	$.41

Diluted:
Income from continuing operations	$.87	$.47	$.58	$.32
Net loss from discontinued operations	-	(.01)	-	-
Net income	$.87	$.46	$.58	$.32

(See accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Six Months Ended June 30, 2007 and 2006

Note 1:
Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividend requirements and stock dividends. Basic income per common share is based upon net income applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income per share is based on net income applicable to common stock plus preferred stock dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:
In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. AUG AIR-1 (“FSP”), accounting for planned major maintenance activities (“Turnarounds”). Effective January 1, 2007, we changed from the accrue-in-advance method which we were using to the preferred direct expensing method in accordance with the FSP. As a result of the change, net income for the six months ended June 30, 2006 as presented in the Unaudited Financial Highlights has been increased $35,000 and the net income for the three months ended June 30, 2006 has been decreased $387,000, as a result of the retrospective application of the FSP.

Note 3:	Information about the Company’s operations in different industry segments for the six and three months ended June 30, 2007 and 2006 is detailed on the following page.

LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights (Continued)
Six and Three Months Ended June 30, 2007 and 2006
(Unaudited)

Six Months	Three Months
2007	2006	2007	2006
(In Thousands)
Net sales:
Climate Control	$145,823	$99,035	$74,518	$51,673
Chemical	153,142	140,697	79,422	78,167
Other	5,176	4,516	2,816	2,551
	$304,141	$244,248	$156,756	$132,391
Gross profit: (a)
Climate Control	$42,628	$30,509	$21,921	$15,702
Chemical	22,242	12,899	11,710	8,198
Other	1,839	1,566	1,026	895
	$66,709	$44,974	$34,657	$24,795
Operating income (loss): (b)
Climate Control	$18,125	$11,577	$9,617	$6,004
Chemical	15,646	6,626	7,936	4,817
General corporate expenses and other business operations, net	(5,095)	(3,776)	(2,400)	(2,162)
	28,676	14,427	15,153	8,659

Interest expense	(4,580)	(5,761)	(1,992)	(2,886)

Non-operating other income (expenses), net	(73)	497	(31)	467
Provisions for income taxes	(532)	(200)	(188)	(150)
Equity in earnings of affiliate-Climate Control	431	405	216	200
Income from continuing operations	$24,068	$9,368	$13,220	$6,290

Notes:
(a) Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to industrial machinery and components.

(b) Operating income by industry segment represents gross profit by industry segment less selling, general and administrative expenses (“SG&A”) incurred by each industry segment plus other income and other expense earned/incurred by each industry segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB INDUSTRIES, INC.
Unaudited Condensed Consolidated Balance Sheets
(Information at June 30, 2007 is Unaudited)

June 30, 2007	December 31, 2006
(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$30,884	$4,734
Accounts receivable, net	78,608	67,571
Inventories	46,159	45,449
Supplies, prepaid items and other	17,323	14,741
Total current assets	172,974	132,495

Property, plant and equipment, net	78,453	76,404

Total other assets	13,972	11,028
	$265,399	$219,927
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other	$38,300	$45,856
Accrued and other liabilities	23,742	26,816
Current portion of long-term debt	2,729	11,579
Total current liabilities	64,771	84,251

Long-term debt	121,738	86,113

Noncurrent accrued and other liabilities	6,554	5,929

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series 2 $3.25 convertible, exchangeable Class C preferred stock, $50 stated value; 211,595 shares issued (517,402 in 2006)	10,580	25,870
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued	1,000	1,000
Common stock, $.10 par value; 23,291,033 shares issued (20,215,339 in 2006)	2,329	2,022
Capital in excess of par value	111,762	79,838
Accumulated other comprehensive loss	(556)	(701)
Accumulated deficit	(36,346)	(47,962)
	90,769	62,067
Less treasury stock at cost:
Series 2 Preferred, 18,300 shares	797	797
Common stock, 3,447,754 shares	17,636	17,636
Total stockholders’ equity	72,336	43,634
	$265,399	$219,927

(see accompanying notes)

LSB INDUSTRIES, INC.
Notes To Unaudited Condensed Consolidated Balance Sheets

(a)	Information at December 31, 2006, is audited and is from the Company’s Form 10K/A Amendment No. 1, filed July 18, 2007.

(b)	During the six months ended June 30, 2007, $4 million of the Company’s 7% Convertible Senior Subordinated Debentures due 2011, was converted into 564,790 shares of common stock.

(c)
Also during the six months ended June 30, 2007, as a result of a tender offer completed on March 13, 2007, the Company issued 2,262,965 shares of its common stock for 305,807 shares of Series 2 Preferred that were tendered. Also as a result of this tender offer, an aggregate of approximately $7.3 million in accrued and unpaid dividends were waived. At June 30, 2007, the amount of unpaid dividends in arrears on our Series 2 Preferred totaled approximately $4.9 million.

(d)
On July 11, 2007, our Board of Directors approved the redemption of all of the Company’s outstanding Series 2 Preferred. We mailed a notice of redemption to all holders of record of Series 2 Preferred on July 12, 2007. The redemption date is scheduled for August 27, 2007, and each share of Series 2 Preferred that is redeemed shall receive a redemption price of $50.00 plus $26.25 per share in accrued and unpaid dividends pro-rata to the date of redemption. As of July 12, 2007, 193,295 shares of Series 2 Preferred were outstanding (net of treasury stock). If none of the outstanding shares of the Series 2 Preferred are converted (as discussed below), the Company would pay the holders of the Series 2 Preferred a total of approximately $14.7 million.

The holders of shares of Series 2 Preferred have the right to convert each share into 4.329 shares of the Company’s common stock, which right to convert terminates 10 days prior to the redemption date. If a holder converts its shares of Series 2 Preferred, the holder would not be entitled to any accrued and unpaid dividends as to the shares of the Series 2 Preferred converted. If all of the outstanding shares of Series 2 Preferred are converted, 836,774 shares of the Company’s common stock would be issuable.